                                                                      Exhibit 99

Independent Auditors' Report

To the Shareholders and Board of Directors of Alliance Bancorp of
  New England, Inc.:


We have audited the accompanying consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated income statements, statements of changes in shareholders' equity, and statements of cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.







                                                           /s/ KPMG LLP
                                                           ---------------------
                                                           KPMG LLP
                                                           Hartford, Connecticut
                                                           January 25, 2000

Management's Report on the Financial Statements

The Management of Alliance Bancorp of New England, Inc. is responsible for the accuracy and content of the consolidated financial statements and other information in this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis in all material respects, and information presented relies on Management's judgment where material estimates are required. The consolidated financial statement disclosures include the fair values of financial instruments, which include many assets and liabilities. They are not a representation of the fair values or liquidation values of total assets and liabilities, or the value of present and future business activities of the Company.

The accounting systems which record, summarize, and report data are supported by internal controls that are augmented by written policies, internal audits and staff training programs. The Audit Committee of the Board of Directors is made up solely of outside directors who are not employees of the Company. It directs and reviews the activities of the internal audit function and meets at least annually with representatives of KPMG LLP, the Company's independent auditors. KPMG LLP, a firm of Certified Public Accountants, has been appointed by the Audit Committee of the Board of Directors to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Alliance Bancorp of New England, Inc., in accordance with generally accepted accounting principles.

                           Consolidated Balance Sheets

                                                                            December 31,                December 31,
(in thousands except share data)                                                 1999                        1998
---------------------------------------------------------------------- --------------------------- ----------------------------
Assets
   Cash and due from banks                                                  $  18,584                   $   6,760
   Short-term investments                                                       4,028                      13,456
---------------------------------------------------------------------- --------------------------- ----------------------------
         Total cash and cash equivalents                                       22,612                      20,216

   Securities available for sale (at fair value)                               53,156                      58,556

   Securities held to maturity
         (fair value of $27,201 in 1999 and $15,519 in 1998)                   27,857                      15,431

   Residential mortgage loans                                                  54,197                      57,555
   Commercial mortgage loans                                                   52,694                      46,724
   Other commercial loans                                                      34,965                      25,105
   Consumer loans                                                              33,841                      32,515
   Government guaranteed loans                                                 15,935                      22,827
---------------------------------------------------------------------- --------------------------- ----------------------------
         Total loans                                                          191,632                     184,726
   Less: Allowance for loan losses                                             (3,200)                     (3,060)
---------------------------------------------------------------------- --------------------------- ----------------------------
         Net loans                                                            188,432                     181,666

   Premises and equipment, net                                                  5,587                       4,276
   Foreclosed assets, net                                                          53                          80
   Other assets                                                                 9,240                       3,356
---------------------------------------------------------------------- --------------------------- ----------------------------
         Total assets                                                       $ 306,937                   $ 283,581
---------------------------------------------------------------------- --------------------------- ----------------------------

Liabilities and Shareholders' Equity
   Demand deposits                                                          $  25,707                   $  25,328
   NOW deposits                                                                26,120                      25,155
   Money market deposits                                                       35,321                      29,585
   Savings deposits                                                            44,199                      37,238
   Time deposits                                                              120,044                     122,679
---------------------------------------------------------------------- --------------------------- ----------------------------
         Total deposits                                                       251,391                     239,985

   Borrowings                                                                  39,575                      23,610
   Other liabilities                                                            1,624                       1,790
---------------------------------------------------------------------- --------------------------- ----------------------------
         Total liabilities                                                    292,590                     265,385

   Commitments and contingencies (Note 17)
   Preferred stock, ($.01 par value; 100,000 shares
         authorized, none issued)                                                  --                          --
   Common stock, ($.01 par value; authorized 4,000,000
         shares; issued 2,509,882 in 1999 and 2,492,552 in 1998
         outstanding 2,309,283 in 1999 and 2,291,953 in 1998)                      25                          25
   Additional paid-in capital                                                  11,429                      11,306
   Retained earnings                                                           11,618                       9,223
   Accumulated other comprehensive income (loss), net                          (5,616)                        751
   Treasury stock (200,599 shares)                                             (3,109)                     (3,109)
---------------------------------------------------------------------- --------------------------- ----------------------------
         Total shareholders' equity                                            14,347                      18,196
---------------------------------------------------------------------- --------------------------- ----------------------------
         Total liabilities and shareholders' equity                         $ 306,937                   $ 283,581
---------------------------------------------------------------------- --------------------------- ----------------------------

See accompanying notes to consolidated financial statements

                         Consolidated Income Statements

Years ended December 31
(dollars in thousands except share data)                           1999                   1998                  1997
------------------------------------------------------- ---------------------- --------------------- -------------------------
Interest Income
   Loans                                                      $  14,637               $ 13,896             $  12,138
   Debt securities                                                4,606                  2,620                 3,233
   Dividends on equity securities                                 1,214                  1,224                 1,047
   Short-term investments                                           557                    631                   293
------------------------------------------------------- ---------------------- --------------------- -------------------------
         Total interest and dividend income                      21,014                 18,371                16,711
------------------------------------------------------- ---------------------- --------------------- -------------------------

Interest Expense
   Deposits                                                       8,831                  8,984                 8,487
   Borrowings                                                     1,837                    359                   264
------------------------------------------------------- ---------------------- --------------------- -------------------------
         Total interest expense                                  10,668                  9,343                 8,751
------------------------------------------------------- ---------------------- --------------------- -------------------------

Net Interest Income                                              10,346                  9,028                 7,960

Provision For Loan Losses                                           237                    179                   829
------------------------------------------------------- ---------------------- --------------------- -------------------------
   Net interest income after provision for loan losses           10,109                  8,849                 7,131

Non-Interest Income
   Service charges and fees                                       1,492                  1,226                 1,148
   Net gain on securities                                            75                  1,204                   961
   Net gain (loss) on assets                                        115                    (11)                 (148)
------------------------------------------------------- ---------------------- --------------------- -------------------------
         Total non-interest income                                1,682                  2,419                 1,961

Non-Interest Expense
   Compensation and benefits                                      4,008                  3,632                 3,199
   Occupancy                                                        658                    618                   586
   Data processing and equipment                                    970                    829                   903
   Office and insurance                                             543                    524                   553
   Purchased services                                               923                    980                   655
   Other                                                            663                    764                   515
------------------------------------------------------- ---------------------- --------------------- -------------------------
         Total non-interest expense                               7,765                  7,347                 6,411
------------------------------------------------------- ---------------------- --------------------- -------------------------
   Income before income taxes                                     4,026                  3,921                 2,681
   Income tax expense                                             1,104                  1,363                   664
------------------------------------------------------- ---------------------- --------------------- -------------------------
         Net Income                                             $ 2,922               $  2,558             $   2,017
------------------------------------------------------- ---------------------- --------------------- -------------------------

Per Share Data
   Basic earnings per share                                     $  1.27               $   1.07             $     .85
------------------------------------------------------- ---------------------- --------------------- -------------------------
   Diluted earnings per share                                   $  1.23               $   1.03             $     .82
------------------------------------------------------- ---------------------- --------------------- -------------------------

   Average basic shares outstanding                           2,297,048              2,389,828             2,382,654
   Average additional dilutive shares                            74,439                 98,208                77,087
------------------------------------------------------- ---------------------- --------------------- -------------------------
   Average diluted shares outstanding                         2,371,487              2,488,036             2,459,741
------------------------------------------------------- ---------------------- --------------------- -------------------------

           Consolidated Statements of Changes in Shareholders' Equity


                                                                                         Accumulated
                                                            Additional                         other
Years ended December 31                          Common       paid-In        Retained  com-prehensive  Treasury
(in thousands except share data)                  stock       capital        earnings         income      stock       Total
--------------------------------------------- ------------- ------------ ------------- -------------- ---------- -------------
Balance, December 31, 1996                      $ 1,173       $ 8,918      $ 5,731        $ (233)                 $ 15,589
--------------------------------------------- ------------- ------------ ------------- ------------ ------------ -------------
Comprehensive income
   Net income                                                                2,017                                   2,017
   Unrealized gains on securities,
   net of reclassification adjustment                                                        876                       876
                                                                                                                 -------------
Comprehensive income                                                                                                 2,893
Dividends declared ($0.12 per share)                                          (278)                                   (278)
Shares issued                                        17           185                                                  202
Four for three stock split
   effected as a stock dividend                     399                       (399)
Conversion of par value
   to $.01 per share from $1.00
   due to formation of Alliance Bancorp          (1,574)        1,574
Issuance of shares pursuant to exercise
   of stock options                                   1           396                                                  397
--------------------------------------------- ------------- ------------ ------------- ------------ ------------ -------------
Balance, December 31, 1997                         $ 16      $ 11,073      $ 7,071         $ 643                  $ 18,803
--------------------------------------------- ------------- ------------ ------------- ------------ ------------ -------------

Comprehensive income
   Net income                                                                2,558                                   2,558
   Unrealized gains on securities,
   net of reclassification adjustment                                                        108                       108
                                                                                                                 -------------
Comprehensive income                                                                                                 2,666
Dividends declared ($0.17 per share)                                          (397)                                   (397)
Three for two stock split
   effected as a stock dividend                       9                         (9)
Shares issued                                                     233                                                  233
Purchase of treasury stock                                                                             (3,109)      (3,109)
--------------------------------------------- ------------- ------------ ------------- ------------ ------------ -------------
Balance, December 31, 1998                         $ 25      $ 11,306      $ 9,223         $ 751     $ (3,109)    $ 18,196
--------------------------------------------- ------------- ------------ ------------- ------------ ------------ -------------

Comprehensive income
   Net income                                                                2,922                                   2,922
   Unrealized losses on securities,
   net of reclassification adjustment                                                     (6,367)                   (6,367)
                                                                                                                 -------------
Comprehensive income                                                                                                (3,445)
Dividends declared ($0.23 per share)                                          (527)                                   (527)
Shares issued                                                     123                                                  123
--------------------------------------------- ------------- ------------ ------------- ------------ ------------ -------------
Balance, December 31, 1999                         $ 25      $ 11,429     $ 11,618      $ (5,616)    $ (3,109)    $ 14,347
--------------------------------------------- ------------- ------------ ------------- ------------ ------------ -------------

Disclosure of reclassification amount
Years ended December 31 (in thousands)                               1999                   1998                   1997
------------------------------------------------------ ---------------------- ---------------------- -----------------------
Unrealized holding gains (losses) arising during
   the year net of income tax expense (benefit)
   of ($3,113), $522 and $1,002, respectively                   $  (6,317)              $    830              $   1,453
Less reclassification adjustment for
   (gains) losses included in net income
   net of income tax expense
   of $25, $482 and $384, respectively                                (50)                  (722)                  (577)
------------------------------------------------------ ---------------------- ---------------------- -----------------------
------------------------------------------------------ ---------------------- ---------------------- -----------------------
Net unrealized gains (losses) on securities                     $  (6,367)             $     108              $     876
------------------------------------------------------ ---------------------- ---------------------- -----------------------

                      Consolidated Statements of Cash Flows

Years ended December 31 (in thousands)                           1999                   1998                   1997
-------------------------------------------------------- ---------------------- ---------------------- ---------------------
Operating Activities:
   Net income                                                 $ 2,922                $ 2,558                $ 2,017
   Adjustments to reconcile net income to
   net cash provided by (used in) operating activities:
         Provision for loan losses                                237                    179                    829
         Depreciation and amortization                            437                    621                    500
         Net gain on securities and other assets                 (190)                (1,193)                  (813)
         Loans originated for sale                            (15,999)               (27,105)               (14,741)
         Proceeds from loans sold                              20,572                 21,853                 15,962
         (Decrease) increase in other liabilities                 (68)                   936                    175
         Decrease (increase) in other assets                   (2,890)                   386                    348
-------------------------------------------------------- ---------------------- ---------------------- ---------------------
         Net cash provided (used in) by operating
              activities                                        5,021                 (1,765)                 4,277

Investing Activities:
   Securities available for sale:
         Proceeds from amortization and maturities              7,991                  2,802                  3,219
         Proceeds from sales of securities                      8,370                 32,081                 23,453
         Purchases of securities                              (39,098)               (49,660)               (23,585)
   Securities held to maturity:
         Proceeds from amortization and maturities              6,261                  4,518                    741
   Net increase in loans                                      (11,684)               (22,651)               (12,963)
   Proceeds from sales of foreclosed assets                       139                  1,097                  2,021
   Purchases of premises and equipment                         (2,047)                  (473)                   (88)
   Proceeds from sales of premises and equipment                  476                      -                      -
-------------------------------------------------------- ---------------------- ---------------------- ---------------------
         Net cash used by investing activities                (29,592)               (32,286)                (7,202)

Financing Activities:
   Net increase in interest-bearing deposits                   11,027                 14,842                 13,880
   Net increase in demand deposits                                379                  3,410                  2,245
   Proceeds from issuance of FHLBB advances                    16,500                 21,929                  6,052
   Principal repayments of FHLBB advances                      (4,110)                (2,058)                (9,719)
   Net increase (decrease) in other borrowings                  3,575                 (2,000)                (1,000)
   Stock options exercised                                        123                    233                    599
   Cash dividends paid                                           (527)                  (397)                  (278)
   Purchase of treasury stock                                       -                 (3,109)                     -
-------------------------------------------------------- ---------------------- ---------------------- ---------------------
         Net cash provided by financing activities             26,967                 32,850                 11,779
-------------------------------------------------------- ---------------------- ---------------------- ---------------------
Net Change in cash and cash equivalents                         2,396                 (1,201)                 8,854
Cash and cash equivalents at beginning of the year             20,216                 21,417                 12,563
-------------------------------------------------------- ---------------------- ---------------------- ---------------------
Cash and cash equivalents at end of the year                 $ 22,612               $ 20,216               $ 21,417
-------------------------------------------------------- ---------------------- ---------------------- ---------------------

Supplemental Information On Cash Payments
   Interest expense                                          $ 10,552                $ 9,289                 $8,737
   Income taxes                                                   780                    797                    494

Supplemental Information On Non-cash Transactions
   Net loans transferred to foreclosed assets                     108                    216                  2,128
   Securities transferred to held to maturity                  20,963                      -                      -


                   Notes to Consolidated Financial Statements

1.   Summary Of Significant Accounting Policies

Principles of Business and Consolidation. Alliance Bancorp of New England, Inc. ("Alliance" or the "Company") is a one bank holding Company, chartered in Delaware. Alliance owns 100% of the stock of Tolland Bank (the "Bank"), a Connecticut chartered savings bank. Alliance also wholly owns Alliance Capital Trust I (the "Trust"), a Delaware chartered trust which was formed in 1999 and issued $3.5 million in privately offered trust preferred securities. Proceeds from this issuance were invested in subordinated notes issued by Alliance, which invested the note proceeds in new common stock issued by the Bank.

Tolland Bank provides consumer and commercial banking services from its nine offices located in and around Tolland County, Connecticut. The Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). Tolland Bank wholly owns Tolland Investment Corporation ("TIC"), a passive investment corporation chartered in Connecticut in 1999 to own and service real estate secured loans purchased from the Bank. The Bank also wholly owns a Connecticut chartered corporation named Asset Recovery Systems, Inc. ("ARS") which is a foreclosed asset liquidation subsidary. The consolidated financial statements include Alliance, the Trust, Tolland Bank, TIC, and ARS. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Preparation and Presentation. The consolidated financial statements have been prepared and presented in conformity with generally accepted accounting principles. Unless otherwise noted, all dollar amounts presented in the financial statements and note tables are rounded to the nearest thousand dollars, except share data. Certain prior period amounts have been reclassified to conform with current financial statement presentation.

The Company uses the accrual method of accounting for all material items of income and expense. The Company is required to make certain estimates and assumptions in preparing these statements. The most significant estimates are those necessary in determining the allowance for loan losses, the valuation of foreclosed assets, and the determination of fair values of financial instruments. Factors affecting these estimates include national economic conditions, the level and trend of interest rates, local market conditions, and real estate trends and values.

Securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Trading securities, if any, will consist of securities bought principally for the purpose of selling them in the near term. Unrealized gains and losses on trading securities are included in earnings. Securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized net gains or losses excluded from earnings and reported in a separate component of shareholders' equity net of applicable income taxes. Any decline in the value of a security below its cost considered to be other than temporary is reflected as a realized loss in the Consolidated Income Statements. Realized gains or losses on the sale of securities are generally computed on a specific identified cost basis and reported in Net Gain (Loss) on Securities and Other Assets in the Consolidated Income Statements. Premiums and discounts are recognized as an adjustment of yield by the interest method. Calls of securities are accounted for as sales.

Loans. Total loans are reported at the principal amount outstanding, and adjusted for the net amount of deferred fees and costs, premiums and discounts, except for charged-off loans as discussed below. Net loans are total loans less the amount of the allowance for loan losses. Residential mortgage loans held for sale, included in residential mortages on the balance sheet, are stated at the lower of amortized cost or market value. Gains or losses are determined using the specific identification method. Premiums and discounts are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees are considered to be an adjustment to the loan yield. Loan origination fees and certain direct costs of loan origination are also deferred and accounted for as an adjustment to yield. The unamortized balance of deferred fees and costs is credited or charged to the consolidated income statement at the time a loan repays.

Interest income receivable is included in Other Assets on the Consolidated Balance Sheets. Most of the Company's loans require interest payments monthly in arrears. The Company generally places loans on nonaccrual when a payment becomes more than three months past due. The Company may also place a loan on nonaccrual sooner if a concern develops as to the ultimate collection of principal or interest. The Company may grant a waiver from nonaccrual status on certain commercial loans which are well secured and in the process of collection. Generally, when a commercial loan is placed on nonaccrual status, any interest receivable over 90 days is charged-off, and interest receivable on all other loans is charged off entirely. Payments received on nonaccruing loans are normally applied first against unpaid interest. The Company recognizes as separate assets rights to service mortgage loans for others. Mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance. Mortgage servicing rights are amortized in proportion to and over the period of, estimated net servicing income. All related amortization and impairment valuations are charged to mortgage servicing income.

Allowance for Loan Losses and Provision for Loan Losses. The allowance for loan losses is maintained at a level estimated by the Company to be adequate to absorb estimated credit losses associated with the loan portfolio, including all binding commitments to lend. The Company's estimation of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss and recovery experience, current economic conditions, the age and composition of the portfolio, loan loss experience at peer group competitors and other relevant factors. The provision for loan losses is a charge to current period income necessary to establish the loan loss allowance at the level estimated to be adequate by the Company.

The Company's Credit Committee is responsible for assessing the adequacy of the loan loss allowance and for recommending any loan loss provision necessary to establish the allowance at an adequate level. The Committee maintains the allowance in accordance with generally accepted accounting principles and with regulatory accounting principles. The Committee also considers regulatory guidelines in effect regarding the establishment of the loan loss allowance. The Committee provides its quarterly assessment to the Board of Directors for approval of the amount of the loan loss allowance.

The Company maintains a detailed methodology for assessing the loan loss allowance. This methodology is based on dividing the loan portfolio into homogeneous loan pools, and dividing the commercial loan portfolio into pools based on risk rating. A reserve is established for each pool of loans. Additional reserves are maintained on classified loans, and management may establish specific additional allocations for certain loans based on management's assessment. Impairment reserves are maintained in accordance with SFAS 114. Additionally, a management allocation is assigned to the overall allowance based on management's assessment of the overall risks and trends of the portfolio, and other applicable factors.

A loan is considered impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the agreement. Management excludes large groups of smaller balance homogeneous loans, including residential mortgages and consumer loans, which are evaluated collectively for impairment. The amount of impairment for all impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or as a practical expedient, for collateral dependent loans, the difference between the appraised value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. The Company's method of recognition of interest income on impaired loans is consistent with the method of recognition of interest on all loans.

The Company's estimates of the collectibility of principal and interest rely in many cases on estimates of future borrower cash flows and market conditions and expectations. In addition, federal and state regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Based on information available to them at the time of their examination, and on regulatory guidelines then in effect, such agencies may require the Company to recognize additions to the allowance for loan losses. Accordingly, current estimates of loan losses may vary from future estimates and from ultimate loan loss experience.

Loan Charge-offs. Most nonaccruing consumer loans are automatically charged-off once they become 120-180 days past due depending on the circumstances, regardless of how well secured they are. Other nonaccruing loans are charged off in whole or in part when it has been determined that there has been a loss of principal. For real estate secured loans, this determination is normally made in conjunction with a current appraisal analysis and the transfer of the loan to foreclosed assets. Charge-offs and recoveries are booked to the allowance for loan losses. Initial write-downs on recently acquired foreclosed assets are also charged-off against the allowance for loan losses.

Foreclosed Assets. Foreclosed assets include foreclosed real estate, real estate deeded to the Company, and personal property repossessed by the Company, net of a valuation allowance for specific properties. Foreclosed assets are transferred from loans at the lower of cost or fair value less selling costs, with any necessary write down from carrying value being charged against the allowance for loan losses.

The Company periodically obtains and analyzes appraisals of foreclosed real estate. If the fair value less selling costs is less than the carrying value of these assets, these assets are written down to that value by increasing the amount of the valuation allowance. Additionally, the Company may recognize a gain or loss on the ultimate disposition of foreclosed assets. The net amount of these gains and provisions to increase the valuation allowance are reported in Net Gain (Loss) on Securities and Other Assets in the Consolidated Income Statements. The carrying value of foreclosed real estate is subject, in general, to the same uncertainties discussed above regarding the Allowance for Loan Losses. Net receipts and disbursements related to the operations of foreclosed real estate are included in Other Expense in the Consolidated Income Statements.

Premises and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the related assets.

Bank-Owned Life Insurance. The cash surrender value of bank-owned life insurance is included in Other Assets in the Consolidated Balance Sheets. Increases in cash surrender value are included in Non-Interest Income in the Consolidated Income Statements.

Intangible Assets. Intangible assets related to branch acquisitions are amortized on a straight line basis over 10-15 years. On a periodic basis, the Company reviews the intangible assets for events or changes in circumstances that may indicate that the carrying value of the assets may not be recoverable.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that such deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Options. The Company measures the compensation cost for its stock option plans using the intrinsic value method prescribed by Accounting Principles Board
(APB) Opinion 25, Accounting for Stock Issued to Employees. No compensation cost is recognized if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. In the notes to its consolidated financial statements, the Company makes pro forma disclosures of net income and earnings per share as if the fair value method of accounting in Statement of Financial Accounting Standards (SFAS), Accounting for Stock-Based Compensation (SFAS 123), has been applied. Under this method, compensation cost of stock options is measured at the grant date based on the fair market value of the award and is recognized over the service period.

Disclosures of Fair Values of Financial Instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could affect the estimates significantly. Fair value estimates were based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications relating to the realization of the unrealized gains and losses may have a significant effect on fair value estimates and have not been considered in the estimates. Fair value methods and assumptions are set forth below for the Company's financial instruments.

The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets' fair values. Fair values of investment securities were based on quoted market prices where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. For loans, the fair values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio. The carrying amounts of accrued interest receivable approximates fair values.

The fair values of deposits with no stated maturity, was, by definition, equal to their carrying value. The fair value of time deposits was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities. The carrying amounts of short-term borrowings approximated their fair values. Rates currently available for debt with similar terms and remaining maturities were used to estimate fair value of long-term borrowings. The carrying amount of accrued interest payable approximates fair value. The fair value of off balance sheet instruments is based on fees currently charged for such instruments.

Cash Flow Reporting. The Company uses the indirect method to report cash flows from operating activities. Under this method, net income is adjusted to reconcile it to net cash flow from operating activities. Net reporting of cash transactions affecting balance sheet items has been used where permitted. The Company considers due from banks and short-term investments to be cash equivalents.

Comprehensive Income. Comprehensive income includes net income and any changes in equity from non-owner sources that are not included in the income statement, including changes in unrealized investment gains and losses, net of applicable income taxes. Comprehensive income is a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners.

Business Segments. An operating segment is a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and evaluate performance. The Company's operations are limited to financial services provided within the framework of a community bank, and decisions are based generally on specific market areas and or product offerings. Accordingly, based on the financial information now regularly evaluated by the Company's chief operating decision-maker, the Company operates in a single business segment and detailed segment information is not provided.

Recent Accounting Developments. In April, 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities. This statement requires that costs of start-up activities and organization costs be expensed as incurred. The statement became effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this statement was to be reported as the cumulative effect of a change in accounting principle. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that companies record all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The manner in which the companies are to record gains and losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. For qualifying hedges, the recognition of changes in the value of both the hedge and the hedged item are recorded in earnings in the same period. Changes in the fair value of derivatives that do not qualify for hedge accounting are included in earnings in the period of the change. SFAS 133 also allows a one-time reclassification of held to maturity securities. As amended by SFAS 137, this statement is effective for years beginning after June 15, 2000. The Company does not believe that the adoption of this statement will have a material impact on its financial position or results of operations.

2.   Cash And Cash Equivalents

Short-term investments at December 31 (in thousands)                                   1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
   Federal funds sold                                                               $ 4,000                  $ 13,450
   FHLBB Ideal Way account                                                               28                         6
------------------------------------------------------------------------ ------------------------- -------------------------
         Total short-term investments                                               $ 4,028                  $ 13,456
------------------------------------------------------------------------ ------------------------- -------------------------

The Company is required to maintain certain average vault cash and cash reserve balances with the Federal Reserve Bank of Boston. Cash and due from banks included amounts so required of $682,000 and $757,000 at December 31, 1999 and December 31, 1998, respectively.

3.   Securities

                                                            Amortized        Unrealized       Unrealized            Fair
December 31, 1999 (in thousands)                               Cost             Gains           Losses             Value
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
Securities available for sale
U.S. Government and agency                                $   6,751         $       -        $    (298)        $   6,453
U.S. Agency mortgage-backed                                   2,936                 -              (52)            2,884
Other debt securities                                        30,991               116           (2,831)           28,276
Marketable equity                                            16,364                87           (2,891)           13,560
Non-marketable equity                                         1,983                 -                -             1,983
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
   Total available for sale                               $  59,025         $     203        $  (6,072)        $  53,156
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
Securities held to maturity
U.S. Government and agency                                $   1,971         $       -        $      (8)        $   1,963
U.S. Agency mortgage-backed                                   6,752                 1              (80)            6,673
Other debt securities                                        19,134                10             (579)           18,565
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
   Total held to maturity                                 $  27,857         $      11        $    (667)        $  27,201
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

                                                            Amortized        Unrealized       Unrealized            Fair
December 31, 1998 (in thousands)                               Cost             Gains           Losses             Value
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
Securities available for sale
U.S. Government and agency                                $  16,694         $      34        $     (82)        $  16,646
U.S. Agency mortgage-backed                                   2,312                22               (1)            2,333
Other debt securities                                        19,265               476              (26)           19,715
Marketable equity                                            17,724             1,107             (150)           18,681
Non-marketable equity                                         1,181                 -                -             1,181
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
   Total available for sale                               $  57,176         $   1,639        $    (259)        $  58,556
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
Securities held to maturity
U.S. Government and agency                                $   1,952         $      65        $       -         $   2,017
U.S. Agency mortgage-backed                                  12,095                22              (28)           12,089
Other debt securities                                         1,384                29                -             1,413
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
   Total held to maturity                                 $  15,431         $     116        $     (28)        $  15,519
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

The amortized cost, estimated fair value and average yield of debt securities are shown below by contractual maturity, except for mortgage-backed (including collateralized mortgage obligations) and asset-backed instruments, which are classified based on their expected average lives. The average yield is calculated based on amortized cost. The expected average lives have been determined based on prepayment and related assumptions. Accordingly, the expected average lives may differ from actual lives.

                                                               Amortized                 Fair                  Average
   December 31, 1999 (in thousands)                               Cost                   Value                   Yield
------------------------------------------------------ ----------------------- ----------------------- ----------------------
   Securities available for sale
   Due in 1 year or less                                      $  6,028                $  6,015                    5.19%
   Due after 1 to 5 years                                        2,859                   2,824                    7.19
   Due after 5 to 10 years                                       3,556                   3,309                    7.20
   Due after 10 years                                           28,235                  25,465                    7.68
------------------------------------------------------ ----------------------- ----------------------- ----------------------
         Total available for sale                             $ 40,678                $ 37,613                    7.23%
------------------------------------------------------ ----------------------- ----------------------- ----------------------
   Securities held to maturity
   Due in 1 year or less                                      $  2,543                $  2,578                    6.22%
   Due after 1 to 5 years                                        6,592                   6,479                    6.01
   Due after 5 to 10 years                                           -                       -                       -
   Due after 10 years                                           18,722                  18,144                    7.80
------------------------------------------------------ ----------------------- ----------------------- ----------------------
         Total held to maturity                               $ 27,857                $ 27,201                    7.23%
------------------------------------------------------ ----------------------- ----------------------- ----------------------

As of December 31, 1999, securities having an amortized cost of $3,018,000 were pledged to secure treasury, tax and loan and other deposits, and securities with an amortized cost of $5,750,000 were pledged to secure a discount window borrowing capability. During 1999, securities totaling $20,963,000 which were purchased as available for sale, were subsequently transferred to held to maturity.

All securities sold in 1999, 1998 and 1997 were securities available for sale. The book value of securities called in 1999 was $4,107,000 with gross gains of $24,000 and the book value of securities called in 1998 was $20,910,000, with gross gains of $40,000. The book value of debt and equity securities sold (including securities called), together with gross gains and gross losses, were as follows:

Years ended December 31 (in thousands)                            1999                    1998                   1997
------------------------------------------------------ ----------------------- ---------------------- ----------------------

Debt securities sold
Book value at sale                                             $ 5,799                $ 18,908                $ 8,716
Gross gains                                                         64                       4                      7
Gross losses                                                       (51)                      -                      -
Equity securities sold
Book value at sale                                             $ 2,496                $ 11,969               $ 13,776
Gross gains                                                        151                   1,260                    954
Gross losses                                                       (89)                    (60)                     -

4.   Total Loans

     December 31 (in thousands)                                                        1999                       1998
------------------------------------------------------------------------ -------------------------- --------------------------
     Residential mortgage loans                                                  $   54,197                 $   57,555
     Commercial mortgage loans                                                       52,694                     46,724
     Other commercial loans:
         Construction                                                                11,817                      6,062
         Other commercial real estate secured                                         8,979                      5,658
         Other commercial, not real estate secured                                   14,169                     13,385
------------------------------------------------------------------------ -------------------------- --------------------------
              Total other commercial loans                                           34,965                     25,105
     Consumer loans:
         Installment                                                                 12,020                     12,602
         Home equity line loans                                                      18,071                     17,906
         Other consumer loans                                                         3,750                      2,007
------------------------------------------------------------------------ -------------------------- --------------------------
              Total consumer loans                                                   33,841                     32,515
------------------------------------------------------------------------ -------------------------- --------------------------
              Total regular loans                                                   175,697                    161,899
     Purchased government guaranteed loans                                           15,935                     22,827
------------------------------------------------------------------------ -------------------------- --------------------------
              Total loans                                                        $  191,632                 $  184,726
------------------------------------------------------------------------ -------------------------- --------------------------
     Net deferred costs included in total loans                                  $      475                 $      489

The majority of the Company's loans are secured by real estate located within Tolland County and surrounding communities. Real estate loan activities are governed by the Company's loan policies, and loan to value ratios are based on an analysis of the collateral backing each loan. At December 31, 1999 and 1998 residential mortgage loans held for sale totaled $781,000 and $5,354,000, respectively. Following is additional information about the Company's nonaccruing loans and impaired loans.

   December 31 (in thousands)                                                          1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
   Total nonaccruing loans                                                          $ 1,218                     $ 574
   Accruing loans past due 90 days or more                                                -                         -
   Impaired loans:
         Impaired loans - valuation allowance required                                  852                       420
         Impaired loans - no valuation allowance required                               102                       252
------------------------------------------------------------------------ ------------------------- -------------------------
              Total Impaired Loans                                                  $   954                     $ 672
         Total valuation allowance on impaired loans                                    280                       110
         Commitments to lend additional funds for impaired loans                          -                         -


   Years ended December 31 (in thousands)                                         1999             1998              1997
------------------------------------------------------------------------ ---------------- ----------------- ----------------
   Additional interest income that would have been earned on year- end loans if they had been accruing based on originals terms:
         Nonaccruing loans                                                        $ 52           $   38             $ 310
         Loans restructured prior to January 1, 1995                                 -                -                17
   Total income recognized on impaired loans                                        96               84               111
   Average recorded investment in impaired loans                                   844            1,928             3,949

In the ordinary course of business, the Company makes loans to its directors and officers and their related interests for substantially the same terms prevailing at the time of origination for comparable transactions with others. As of December 31, 1999, and 1998, loans to related parties totaled $573,000 and $199,000 respectively. During 1999, originations of related party loans totaled $271,000, payments on related party loans totaled $274,000 and transfers totaled $377,000. Loans serviced for others totaled $6,912,000 and $7,280,000 at December 31, 1999 and 1998, respectively.

5.       Allowance For Loan Losses
   Years ended December 31 (in thousands)                            1999                    1998                   1997
------------------------------------------------------ ----------------------- ---------------------- ----------------------
   Balance at beginning of year                                   $ 3,060                 $ 3,000                $ 2,850
   Charge-offs                                                       (146)                   (401)                  (768)
   Recoveries                                                          49                     282                     89
   Provision for loan losses                                          237                     179                    829
------------------------------------------------------ ----------------------- ---------------------- ----------------------
         Balance at end of year                                   $ 3,200                 $ 3,060                $ 3,000
------------------------------------------------------ ----------------------- ---------------------- ----------------------

6.   Premises and Equipment, Net

   December 31 (in thousands)                                                          1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
   Land                                                                             $ 1,436                   $ 1,222
   Buildings                                                                          4,864                     4,375
   Furniture, fixtures, and equipment                                                 2,879                     3,452
------------------------------------------------------------------------ ------------------------- -------------------------
         Total property and equipment                                                 9,179                     9,049
   Less: accumulated depreciation and amortization                                   (3,592)                   (4,773)
------------------------------------------------------------------------ ------------------------- -------------------------
         Property and equipment, net                                                $ 5,587                   $ 4,276
------------------------------------------------------------------------ ------------------------- -------------------------

7.   Foreclosed Assets, Net

   December 31 (in thousands)                                                          1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
   Foreclosed and repossessed assets                                                   $ 53                      $ 80
   Foreclosed asset valuation allowance                                                   -                         -
------------------------------------------------------------------------ ------------------------- -------------------------
         Net foreclosed assets                                                         $ 53                      $ 80
------------------------------------------------------------------------ ------------------------- -------------------------

Transactions in the valuation allowance for foreclosed assets, and foreclosed asset gains and losses included in net gain (loss) on assets in the Consolidated Income Statements, were as follows:

   Years ended December 31 (in thousands)                            1999                    1998                   1997
------------------------------------------------------ ----------------------- ---------------------- ----------------------
   Transactions in the valuation allowance:
   Balance at beginning of year                                   $     -                 $   360                $   222
   Write-downs, net                                                     -                    (360)                     -
   Provision for losses, net                                            -                       -                    138
------------------------------------------------------ ----------------------- ---------------------- ----------------------
   Balance at end of year                                         $     -                 $     -                $   360
------------------------------------------------------ ----------------------- ---------------------- ----------------------
   Gains and losses included in net gain (loss) on assets in the statements of income:
   Gross gains                                                    $     6                 $    34                $    31
   Gross losses                                                        (2)                    (45)                  (179)
------------------------------------------------------ ----------------------- ---------------------- ----------------------
         Net gain (loss)                                          $     4                 $   (11)               $  (148)
------------------------------------------------------ ----------------------- ---------------------- ----------------------

8.   Other Assets

   December 31 (in thousands)                                                          1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
   Bank-owned life insurance                                                        $ 2,599                  $      -
   Accrued loan interest receivable                                                   1,385                     1,336
   Other accrued interest and dividends receivable                                    1,226                       841
   Purchased deposit premium, net                                                        60                       105
   Goodwill, net                                                                        109                       139
   Mortgage servicing rights                                                             32                        44
   Deferred tax asset, net                                                            2,984                         -
   Income tax receivable                                                                305                       305
   All other assets                                                                     540                       586
------------------------------------------------------------------------ ------------------------- -------------------------
         Total other assets                                                         $ 9,240                   $ 3,356
------------------------------------------------------------------------ ------------------------- -------------------------

9.   Deposits

   December 31 (dollars in thousands)                                 1999                               1998
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
                                                             Amount          Avg. Rate          Amount          Avg. Rate
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
   Demand deposits                                         $ 25,707                -%         $ 25,328                -%
   NOW deposits                                              26,120             1.82            25,155             1.82
   Money market deposits                                     35,321             4.31            29,585             4.05
   Savings deposits                                          44,199             2.48            37,238             2.30
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
         Total non-time deposits                            131,347             2.36           117,306             2.14
   Time deposits, by remaining
   period to maturity:
   Within 1 year                                             66,721             4.72            87,488             5.12
   After 1, but within 2 years                               28,693             5.19            23,556             5.45
   After 2, but within 3 years                               12,592             5.80             3,875             5.76
   After 3 years                                             12,038             5.73             7,760             5.84
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
         Total time deposits                                120,044             5.05           122,679             5.25
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
              Total deposits                               $251,391             3.64          $239,985             3.73
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

Amounts and average rates of time deposits of $100,000 or more, by remaining period to maturity, were as follows:

   December 31 (dollars in thousands)                                 1999                               1998
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
                                                             Amount          Avg. Rate          Amount          Avg. Rate
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

   Within 3 months                                          $ 5,085             4.86%          $ 5,226             4.80%
   After 3 months, but within 6 months                        2,615             5.01             3,322             4.67
   After 6 months, but within 12 months                       1,546             4.48             5,001             5.38
   After 12 months                                            8,709             5.46             2,619             6.01
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
         Total time deposits of $100,000 or more            $17,955             5.14%          $16,168             5.15%
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------

Interest expense and interest paid on deposits is summarized as follows:

   Years ended December 31 (in thousands)                            1999                    1998                   1997
------------------------------------------------------ ----------------------- ---------------------- ----------------------
   Interest Expense
         NOW deposits                                             $   423                 $   379                $   361
         Money market deposits                                      1,385                     914                    285
         Savings deposits                                             993                     809                    850
         Time deposits                                              6,030                   6,882                  6,991
------------------------------------------------------ ----------------------- ---------------------- ----------------------
              Total deposit interest expense                      $ 8,831                 $ 8,984                $ 8,487
------------------------------------------------------ ----------------------- ---------------------- ----------------------
   Interest Paid
         Time deposits of $100,000 or more                        $   851                 $   727                $   773
         Total deposit interest paid                                8,831                   9,003                  8,470


10.  Borrowings

   December 31 (dollars in thousands)                                  1999                              1998
-------------------------------------------------------- --------------- ---------------- ----------------- ----------------
   Due Date                                                   Amount           Rate            Amount             Rate
-------------------------------------------------------- --------------- ---------------- ----------------- ----------------
   FHLBB advances by remaining period to maturity:
         Within 1 year                                      $  3,500           6.11%         $    110             6.98%
         After 1, but within 2 years                               -              -             3,500             6.11
         After 2, but within 3 years                               -              -                 -             -
         After 3 years                                        32,500           5.26            20,000             4.90
-------------------------------------------------------- --------------- ---------------- ----------------- ----------------
              Total FHLBB advances                            36,000           5.34            23,610             5.09
-------------------------------------------------------- --------------- ---------------- ----------------- ----------------
   Capital trust preferred obligation                          3,500           9.40                 -             -
   Secured borrowing                                              75           9.75                 -             -
-------------------------------------------------------- --------------- ---------------- ----------------- ----------------
                  Total Borrowings                          $ 39,575           5.71%         $ 23,610             5.09%
-------------------------------------------------------- --------------- ---------------- ----------------- ----------------


The Company has a line of credit equal to 2% of total assets with the Federal Home Loan Bank of Boston (FHLBB). The Company may borrow additional funds from the FHLBB subject to certain limitations. To secure advances from the FHLBB, the Company has pledged certain qualifying assets, as defined in the FHLBB Statement of Credit Policy. To obtain additional loan advances, the Company may be required to invest in additional amounts of FHLBB stock, per FHLBB guidelines. FHLBB advances maturing after three years at December 31, 1999 were callable at the option of the lender as follows: $10,000,000 in 2001, $7,500,000 in 2002, $5,000,000 in 2003, $5,000,000 in 2004, and $5,000,000 in 2008. At December 31,
1999, the Company had a $20,000,000 facility for repurchase agreements, and two lines of credit for unsecured federal funds borrowings for $4,000,000 and $3,000,000. The Company maintains compensating balances of $30,000 related to the $4,000,000 line of credit. The Company paid $1,721,000, $286,000, and $267,000, in interest on borrowings during the years ended December 31, 1999, 1998, and 1997, respectively. The capital trust preferred obligation bears interest at 9.40% and has a maturity of 30 years, with early redemption at par at the Company's option after ten years, or in the event of certain regulatory or tax changes. Additionally, payments on this obligation may be suspended by the Company for up to five years under certain circumstances. This obligation meets the requirements for inclusion in Tier 1 regulatory capital.

11.  Shareholders' Equity

Treasury Stock

On July 1, 1998, the Company purchased 200,599 common shares from an institutional shareholder in a privately negotiated transaction totaling $3.11 million. The shares are being held as treasury stock.

Accumulated Other Comprehensive Income (Loss)

   December 31 (dollars in thousands)                                                  1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
   Net gain (loss) on securities available for sale                                $ (5,869)                 $  1,379
   Net unamortized loss on securities held to maturity                               (2,285)                      (77)
   Income tax effect                                                                  2,538                      (551)
------------------------------------------------------------------------ ------------------------- -------------------------
         Total Accumulated Other Comprehensive Income (Loss)                       $ (5,616)                 $    751
------------------------------------------------------------------------ ------------------------- -------------------------

The net unamortized loss on securities held to maturity relates to securities transferred in 1999 and in 1994 from securities available for sale to securities held to maturity.

Dividends

The Company's principal asset is its investment in its bank subsidiary. As such, the Company's ability to pay dividends to its shareholders is largely dependent on the ability of the Bank to pay dividends to the Company. The declaration of cash dividends is dependent on a number of factors, including regulatory limitations, financial conditions, and the Bank's operating results. The shareholders of the Company will be entitled to dividends only when, and if, declared by the Company's Board of Directors out of funds legally available therefrom. The declaration of future dividends will be subject to favorable operating results, financial conditions, tax considerations and other factors. The Federal Deposit Insurance Corporation regulations require banks to maintain certain capital ratios as noted below which may otherwise restrict the ability of the Bank to pay dividends to the Company. The Bank's ability to pay dividends is also governed by State of Connecticut banking regulations.

Regulatory Capital Requirements

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures defined by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Company and Bank met all capital adequacy requirements to which they were subject. As of December 31, 1999, the most recent notification from the FDIC as of September 30, 1999 categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action.

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                         For Capital                 Prompt Corrective
(dollars in thousands)                        Actual                  Adequacy Purposes              Action Provisions
------------------------------------- -------------- ------------- -------------- -------------- -------------- --------------
                                           Amount       Ratio        => Amount    => Ratio          => Amount   => Ratio
------------------------------------- -------------- ------------- -------------- -------------- -------------- --------------
Consolidated, December 31, 1999:
   Risk-based Total Capital              $ 24,454       10.3%         $ 18,895        8.0%          $ 23,619       10.0%
   Risk-based Tier 1 Capital               21,499        9.1             9,448        4.0             14,172        6.0
   Tier 1 Leverage Capital                 21,499        7.0            12,281        4.0             15,351        5.0

Tolland Bank, December 31, 1999:
   Risk-based Total Capital              $ 23,110        9.7%         $ 19,005        8.0%          $ 23,756       10.0%
   Risk-based Tier 1 Capital               20,139        8.5             9,502        4.0             14,254        6.0
   Tier 1 Leverage Capital                 20,139        6.6            12,282        4.0             15,353        5.0

Consolidated, December 31, 1998:
   Risk-based Total Capital              $ 20,127       10.5%         $ 15,286        8.0%          $ 19,108       10.0%
   Risk-based Tier 1 Capital               17,302        9.0             7,643        4.0             11,465        6.0
   Tier 1 Leverage Capital                 17,302        6.5            10,646        4.0             13,308        5.0

Tolland Bank, December 31, 1998:
   Risk-based Total Capital              $ 19,812       10.4%         $ 15,182        8.0%          $ 18,977       10.0%
   Risk-based Tier 1 Capital               17,000        9.0             7,591        4.0             11,386        6.0
   Tier 1 Leverage Capital                 17,000        6.4            10,652        4.0             13,315        5.0


Stock Options

At December 31, 1999, the Company had two stock option plans, which are described below. As permitted by SFAS 123, the Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock options been determined consistent with the fair value method in SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model in accordance with the weighted-average assumptions indicated as follows:

Year ended December 31 (in thousands except share data )                        1999                       1998
------------------------------------------------------------------- -- -------------------------- --------------------------

Net income                       As Reported                                  $ 2,922                   $ 2,558
                                 Pro forma                                      2,710                     2,451
Basic earnings per share         As Reported                                     1.27                      1.07
                                 Pro forma                                       1.18                      1.03
Diluted earnings per share       As Reported                                     1.23                      1.03
                                 Pro forma                                       1.14                       .99

Assumptions used as of December 31                                               1999                      1998
------------------------------------------------------------------- --- ------------------------- --------------------------
Expected dividend yield                                                          2.63%                     1.75%
Expected volatility                                                             27.75%                    28.00%
Risk free interest rate                                                          6.39%                     4.66%
Expected life (years)                                                           10.00                     10.00

The Company maintains a Stock Option Incentive Plan for the benefit of officers and other employees of the Company. Under the terms of this Plan, 299,993 shares may be issued or transferred pursuant to the exercise of options to purchase shares of common stock and stock appreciation rights (SARs) and awards of restricted stock. The exercise price of the option is equal to the market price of the common stock on the date of grant. Options granted to officers and other full-time salaried employees may be accompanied by SARs and awards of restricted stock. No SARs or awards of restricted stock have been granted as of December 31, 1999. Total shares reserved for future grants were 109,406 at December 31, 1999.

The Company also maintains a Stock Option Plan for Non-Employee Directors. Under the terms of this Plan, 161,000 shares may be issued or transferred pursuant to the exercise of options to purchase shares of common stock. Total shares reserved for future grants were 124,200 at December 31, 1999. Total shares outstanding also included shares previously granted under expired option plans.

A summary of the status of the Company's stock option plans and changes in them is presented below.

Years ended December 31                              1999                       1998                      1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Weighted-Avg.              Weighted-Avg.             Weighted-Avg.
                                                         Exercise                   Exercise                  Exercise
                                               Shares       Price         Shares       Price        Shares       Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year               229,225      $ 7.12         223,212      $ 6.24        244,969      $ 5.06
Granted                                        108,450        9.14          45,600       10.59         87,986        8.59
Exercised                                      (17,330)       7.13         (38,288)       6.09       (109,743)       5.49
Forfeited                                      (10,566)       8.04          (1,299)       9.02             -           -
------------------------------------------ ------------ -------------- ------------ ------------- ------------ -------------
Outstanding at end of year                     309,779      $ 7.80         229,225      $ 7.12        223,212      $ 6.24
------------------------------------------ ------------ -------------- ------------ ------------- ------------ -------------
Options exercisable at year-end                288,679      $ 7.67         219,159      $ 7.07        213,213      $ 6.19
---------------------------------------------------- -- -------------- ------------ ------------- ------------ -------------
Weighted-average fair value of options granted              $ 1.96                      $ 2.34                     $ 2.23
------------------------------------------ ------------ -------------- ------------ ------------- ------------ -------------
Shares reserved for future grants              233,606           -         177,156          -         322,011          -
------------------------------------------------------- -------------- ------------ ------------- ------------ -------------

The following table summarizes information about stock options outstanding at December 31, 1999:

                                              Options Outstanding                              Options Exercisable
---------------------------- ---------------- --------------------- ------------------- ---------------- -------------------
Range of                            Number       Weighted-Avg.          Weighted-Avg.      Number             Weighted-Avg.
Exercise                         Outstanding       Remaining              Exercise       Outstanding            Exercise
Prices                           at 12/31/99    Contractual Life            Price        at 12/31/99               Price
---------------------------- ---------------- --------------------- ------------ ------- ---------------- -------------------
$ 1 to 6                            96,389           3.7 years             $ 4.23           96,389              $ 4.23
  6 to 9                           102,440           8.5                     8.30          101,340                8.29
  9 to 12                          110,950           8.4                    10.43           90,950               10.63
---------------------------- ---------------- --------------------- ------------------- ---------------- -------------------
Total                              309,779           7.0 years             $ 7.80          288,679              $ 7.67
---------------------------- ---------------- --------------------- ------------------- ---------------- -------------------


12.  Financial Instruments With Off-Balance Sheet Risk

December 31 ( in thousands)                                                            1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
   Commitments to extend credit:
   Commitments to originate new loans                                              $ 12,567                  $ 21,218
   Unadvanced construction lines of credit                                            8,902                     4,873
   Unadvanced home equity credit lines                                               23,164                    19,417
   Unadvanced commercial lines of credit                                             12,178                     7,987
   Unadvanced reserve credit lines                                                      416                       421
   Standby letters of credit                                                          1,089                       733

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements or credit risk. Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are generally payable only if the customer fails to perform some specified contractual obligation. Standby letters of credit are generally unconditional and irrevocable, and are generally not expected to be drawn upon. For the above types of financial instruments, the Company evaluates each customer's creditworthiness on a case-by-case basis, and collateral is obtained, if deemed necessary, based on the Company's credit evaluation. In general, the Company uses the same credit policies in providing these financial instruments as it does in making funded loans.

13.  Derivative Financial Instruments with Off-Balance Sheet Risk

The Bank has entered into a $10,000,000 interest rate swap agreement with Fleet Boston as a hedge against variable rate money market deposit accounts. This contract amount, also known as notional amount, expresses the volume of the swap; the amount potentially subject to credit risk is much smaller. Under the swap, the Bank pays a fixed rate of interest of 6.00%, and receives back a variable rate of interest, equal to six month LIBOR, which averaged 5.38% in 1999. The swap agreement will mature June 7, 2001, and had a fair value of $75,000 at December 31, 1999. The swap interest income and expense are recorded as borrowing interest expense. The net interest paid was $37,000 in 1999.

14.  Fair Values of Financial Instruments

      Years ended December 31 (in thousands)                       1999                                 1998
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
                                                           Carrying            Fair           Carrying             Fair
                                                             Value             Value            Value             Value
------------------------------------------------------ ----------------- ---------------- ----------------- ----------------
Financial assets:
   Cash and cash equivalents                              $ 22,612          $ 22,612         $ 20,216          $ 20,216
   Securities available for sale                            53,156            53,156           58,556            58,556
   Securities held to maturity                              27,857            27,201           15,431            15,519
   Net loans                                               188,432           187,973          181,666           190,640
   Accrued interest receivable                               2,611             2,611            2,177             2,177
Financial liabilities:
   Deposits with no stated maturity                        131,347           131,347          117,306           117,306
   Time deposits                                           120,044           117,777          122,679           124,502
   Borrowings                                               39,575            38,499           23,610            23,323
   Accrued interest payable                                    265               265              260               260
   Off balance sheet financial instruments                       -               328                -               289


15.  Retirement Plans

The Company sponsors a noncontributory defined benefit pension plan covering all employees who meet certain eligibility requirements. Benefits are based on length of service and qualifying compensation. The Company's policy is to fund the plan in accordance with the requirements of applicable regulations. Plan assets are invested in stock, bond, and money market mutual funds. The plan valuation date is October 1. The pension plan's funded status and amounts recognized in the Company's financial statements are as follows:

Years ended December 31 (in thousands)                                                 1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
Change in benefit obligation:
   Projected benefit obligation at beginning of year                                $ 2,746                   $ 2,326
   Service cost                                                                         154                       117
   Interest cost                                                                        151                       164
   Liability (gain) loss                                                               (672)                      173
   Benefits paid                                                                        (72)                      (34)
------------------------------------------------------------------------ ------------------------- -------------------------
         Projected benefit obligation at end of year                                $ 2,307                   $ 2,746
------------------------------------------------------------------------ ------------------------- -------------------------

Change in plan assets:
   Assets at beginning of year                                                      $ 2,823                   $ 2,564
   Employer contributions                                                                 -                        61
   Actual return                                                                        428                       262
   Expenses paid                                                                        (25)                      (30)
   Benefits paid                                                                        (72)                      (34)
------------------------------------------------------------------------ ------------------------- -------------------------
         Assets at end of year                                                      $ 3,154                   $ 2,823
------------------------------------------------------------------------ ------------------------- -------------------------


December 31 (in thousands)                                                             1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
Funded status                                                                           848                        77
Unrecognized net transition obligation being recognized over 15 years                   (55)                      (72)
Unrecognized net (gain) loss                                                           (579)                      233
Unrecognized past service liability                                                     (54)                      (71)
------------------------------------------------------------------------ ------------------------- -------------------------
         Prepaid pension cost                                                           160                       167
------------------------------------------------------------------------ ------------------------- -------------------------

Weighted average assumptions as of October 1:
   Discount rate                                                                       7.25%                     6.25%
   Expected return on plan assets                                                      9.25%                     9.25%
   Rate of compensation increase                                                       5.00%                     5.00%

Components of net periodic pension cost (excluding administrative cost):

Years ended December 31 (in thousands)                               1999                  1998                    1997
------------------------------------------------------ ----------------------- ----------------------- ----------------------
Service costs earned during the year                              $   154                  $  117                  $   98
Interest cost on projected benefit obligation                         151                     164                     151
Expected return on plan assets, net                                  (403)                   (232)                   (398)
Net amortization and deferral                                         106                     (35)                    176
------------------------------------------------------ ----------------------- ----------------------- ----------------------
   Net periodic pension expense                                   $     8                  $   14                  $   27
------------------------------------------------------ ----------------------- ----------------------- ----------------------

The Company also sponsors a defined contribution 401(k) savings plan. This plan includes a discretionary matching contribution by the Company which was 35% of the employees' contribution up to 6% of earnings for the years 1999, 1998, and 1997. The expense of this contribution totaled $49,000, $47,000, and $42,000 for the years 1999, 1998, and 1997. Additionally, the Company offers retirees participation in its medical insurance benefit program. The cost of offering this participation is not material to the financial condition or results of operations of the Company.

16.  Income Tax Expense (Benefit)

Charges (credits) for income taxes (benefits) in the Consolidated Income
Statements are composed of the following:

Years ended December 31 (in thousands)                                1999                 1998                  1997
------------------------------------------------------------ -------------------- --------------------- --------------------
Current:
   Federal                                                         $ 1,098              $   958                 $ 575
   State                                                                 1                  212                   131
------------------------------------------------------------ -------------------- --------------------- --------------------
   Total current                                                     1,099                1,170                   706
Deferred:
   Federal                                                              39                   14                    57
   State                                                               (98)                  73                    51
------------------------------------------------------------ -------------------- --------------------- --------------------
   Total deferred                                                      (59)                  87                   108
Change in valuation allowance for the gross
   deferred tax asset                                                   64                  106                  (150)
------------------------------------------------------------ -------------------- --------------------- --------------------
         Total income tax expense                                  $ 1,104              $ 1,363                 $ 664
------------------------------------------------------------ -------------------- --------------------- --------------------

The actual income tax expense (benefit) differs from the "expected" income tax expense, (computed by applying the statutory U.S. Federal corporate tax rate of 34%) to income before income taxes, as follows:

Years ended December 31 (in thousands)                                1999                 1998                  1997
------------------------------------------------------------ -------------------- --------------------- --------------------
Expected income tax expense (benefit) at statutory rate            $ 1,368              $ 1,333                 $ 912
Increase (decrease) in income tax resulting from:
   Connecticut state tax                                                 -                  188                   120
   Dividend received deduction                                        (265)                (278)                 (237)
   Change in valuation allowance for deferred tax assets                 -                  106                  (150)
   Other, net                                                            1                   14                    19
------------------------------------------------------------ -------------------- --------------------- --------------------
         Total income tax expense (benefit)                        $ 1,104              $ 1,363                 $ 664
------------------------------------------------------------ -------------------- --------------------- --------------------

The Company made income tax payments of $780,000, $797,000 and $494,000 during the years ended December 31, 1999, 1998, and 1997, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

Years ended December 31 ( in thousands)                                                1999                      1998
------------------------------------------------------------------------ ------------------------- -------------------------
Deferred tax asset:
   Allowance for loan losses                                                        $   757                   $   815
   State NOL carry forward                                                              180                         -
   Depreciation expense                                                                  59                        47
   Unrealized loss on securities                                                      3,177                        31
   Other, net                                                                           247                       155
------------------------------------------------------------------------ ------------------------- -------------------------
         Total gross deferred tax asset                                               4,420                     1,048
   Less: valuation allowance                                                           (808)                     (136)
   Gross asset, net of valuation allowance                                            3,612                       912
   Less: deferred tax liabilities
         Unrealized gain on securities                                                    -                      (551)
         Loan origination fees                                                         (375)                     (191)
         Depreciation expense                                                             -                         -
         Core deposit amortization                                                      (24)                      (42)
         Other                                                                         (229)                     (227)
------------------------------------------------------------------------ ------------------------- -------------------------
         Total gross deferred tax liability                                            (628)                   (1,011)
------------------------------------------------------------------------ ------------------------- -------------------------
   Net deferred tax asset (liability)                                               $ 2,984                   $   (99)
------------------------------------------------------------------------ ------------------------- -------------------------

In 1998, a valuation allowance of $105,000 was established by the Company against the state deferred tax asset following the creation of a Connecticut Passive Investment Company subsidiary. Income of the passive investment company subsidiary and its dividends to its parent are exempt from the Connecticut Corporation Business Tax and accordingly, the Company no longer expects to realize its state deferred tax asset. During 1999, the Company increased its valuation allowance by $64,000 to offset an increase in the state deferred tax asset attributable to increased net deductible temporary differences arising during the year. Additionally, the valuation allowance increased by $608,000 to offset the increase in the state deferred tax asset for net unrealized losses which is a component of stockholders' equity.
In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making the assessment, Management considers the estimated reversal of deferred tax liabilities, projected future taxable income, income taxes paid in prior years that are recoverable, and tax planning strategies. Based on the level of historical taxable income, and projections for future taxable income over the periods in which the deferred tax assets are deductible, Management believes it is more likely than not that the Company will realize the benefits of the deductible temporary difference, net of the existing valuation allowance at December 31, 1999.

17.  Commitments and Contingencies

Future minimum rental payments required under operating leases that have remaining noncancellable lease terms in excess of one year as of December 31, 1999, total $879,000, due by years ending December 31 as follows: 2000 - $83,000; 2001 - $83,000; 2002 - $83,000; 2003 - $75,000; 2004 - $75,000; and
$480,000 thereafter. Total rental expense under these leases and prior leases was $131,000, $86,000, and $70,000, for the years ended December 31, 1999, 1998 and 1997 respectively. There are various legal proceedings against the Company arising out of its business. Although the outcome of these cases is uncertain, in the opinion of Management, based on discussions with legal counsel, these matters are not expected to result in a material adverse effect on the financial position or future operating results of the Company.

18. Condensed Financial Statements of Alliance Bancorp of New England, Inc. (Parent Company)


Balance Sheet

December 31 (in thousands except share data)                                         1999                      1998
---------------------------------------------------------------------- ------------------------- -----------------------------
Assets
   Cash and cash equivalents                                                    $     103                 $     108
   Investment in subsidiaries                                                      17,695                    17,999
   Other assets                                                                       219                       180
---------------------------------------------------------------------- ------------------------- -----------------------------
         Total assets                                                           $  18,017                 $  18,287
---------------------------------------------------------------------- ------------------------- -----------------------------

Liabilities and Shareholders' Equity
Liabilities:
   Accrued expenses                                                             $     170                 $      91
   Subordinated note payable to non-bank subsidiaries                               3,500                         -
---------------------------------------------------------------------- ------------------------- -----------------------------
         Total liabilities                                                          3,670                        91
         Total shareholders' equity                                                14,347                    18,196
---------------------------------------------------------------------- ------------------------- -----------------------------
         Total liabilities and shareholders' equity                             $  18,017                 $  18,287
---------------------------------------------------------------------- ------------------------- -----------------------------

Income Statement

Years ended (1999 and 1998) and quarter ended (1997)
December 31 (in thousands except share data)                                    1999              1998               1997
---------------------------------------------------------------------- ----------------- ------------------ ------------------
   Dividends from subsidiaries                                               $   665           $ 3,489              $ 258
   Interest expense paid to subsidiary                                           165                 -                  -
---------------------------------------------------------------------- ----------------- ------------------ ------------------
         Net interest income                                                     500             3,489                258
---------------------------------------------------------------------- ----------------- ------------------ ------------------
   Non-interest expenses                                                         185               379                 44
   Income before income tax benefit and
         equity in net income of subsidiaries                                    315             3,110                214
---------------------------------------------------------------------- ----------------- ------------------ ------------------
   Income tax benefit                                                            119               157                 22
   Income before equity in net income of subsidiaries                            434             3,267                236
   Equity in undistributed income of subsidiaries                              2,488              (709)               329
---------------------------------------------------------------------- ----------------- ------------------ ------------------
         Net Income                                                          $ 2,922           $ 2,558              $ 565
---------------------------------------------------------------------- ----------------- ------------------ ------------------

Statement of Cash Flows

Years ended (1999 and 1998) and quarter ended (1997)
December 31 (in thousands)                                                      1999             1998              1997
---------------------------------------------------------------------- ---------------- ----------------- ----------------
Operating Activities:
   Net income                                                              $   2,922        $   2,558         $     563

Adjustments to reconcile net income to
   net cash provided by operating activities:
   Equity in undistributed net income of subsidiaries                         (2,488)             709              (329)
   (Increase) in other assets                                                    (41)             (30)             (148)
   Increase in other liabilities                                                  79               79                13
---------------------------------------------------------------------- ---------------- ----------------- ----------------
         Net cash provided by operating activities                               472            3,316                99

Investing Activities:
   Equity investment in subsidiaries                                          (3,573)               -                 -
---------------------------------------------------------------------- ---------------- ----------------- ----------------
         Net cash used by investing activities                                (3,573)               -                 -

Financing Activities:
   Notes issued to non-bank subsidiary                                         3,500                -                 -
   Stock options exercised                                                       123              233                55
   Dividends paid to stockholders                                               (527)            (397)              (89)
   Purchase of treasury stock                                                      -           (3,109)                -
---------------------------------------------------------------------- ---------------- ----------------- ----------------
         Net cash provided by financing activities                             3,096           (3,273)              (34)
---------------------------------------------------------------------- ---------------- ----------------- ----------------

Net Change in Cash and Cash Equivalents                                           (5)              43                65
---------------------------------------------------------------------- ---------------- ----------------- ----------------
Cash and cash equivalents beginning of period                                    108               65                 -
---------------------------------------------------------------------- ---------------- ----------------- ----------------
Cash and cash equivalents end of period                                    $     103        $     108         $      65
---------------------------------------------------------------------- ---------------- ----------------- ----------------

              Consolidated Supplementary Financial Data (unaudited)


Selected Quarterly Financial Data

                                                           1999                                        1998
 (in thousands except share data)           4          3          2          1          4          3          2          1
 -----------------------------------------------------------------------------------------------------------------------------
 Net interest income                  $ 2,801    $ 2,639    $ 2,521    $ 2,386    $ 2,489    $ 2,280    $ 2,172    $ 2,087
 Provision for loan losses                 84         17         11        125         11         10         14        144
 Non-interest income                      306        339        461        575        502        467        768        682
 Non-interest expense                   1,984      1,942      1,961      1,878      1,998      1,769      1,836      1,745
 Income tax expense                       286        281        279        258        306        315        464        278
 -----------------------------------------------------------------------------------------------------------------------------
    Net income                          $ 753     $  738     $  731     $  700      $ 676    $   653    $   626    $   602
 -----------------------------------------------------------------------------------------------------------------------------
 Per Share Data:
 Basic earnings per share              $ 0.33     $ 0.32     $ 0.32     $ 0.31    $  0.29    $  0.28    $  0.25    $  0.24
 Diluted earnings per share               .32        .31        .31        .30        .28        .27        .24        .23
 Cash dividends declared                  .06        .06        .06        .05        .05        .05        .03        .03
 Common stock price:
    High                                10.00      12.75      12.38      12.38      13.00      15.75      16.67      14.25
    Low                                  8.75       9.50       9.13       9.62       9.00       9.75      14.00      10.92
    Close                                8.88      10.13      12.31       9.75      11.75      10.13      15.75      14.00


Net interest income increased due to ongoing growth of earning assets, as well as due to the resolution of problem assets and the collection of nonaccrued interest in the second half of 1998. Increases in the provision for loan losses coincided with increases in reserves on impaired or nonaccruing loans. Non-interest income reflected higher securities gains in 1998 and higher loan prepayment fees in the first half of 1999. Non-interest expense has generally increased as the Company has grown and expanded. Higher expenses in the fourth quarter of 1998 included charges related to branch expansion. Income tax expense in the second quarter of 1998 included a charge related to an increase in the valuation allowance on the deferred tax asset related to the establishment of a plan for the formation of a passive investment corporation. This corporation was formed in the first quarter of 1999, eliminating state income tax expense in 1999.

Volume and Rate Analysis - FTE Basis

                                           1999 versus 1998 Change due to              1998 versus 1997 Change due to
------------------------------------- ------------- -------------- ------------- -------------- ------------- ----------------
(in thousands)                            Volume          Rate          Total        Volume           Rate         Total
------------------------------------- ------------- -------------- ------------- -------------- ------------- ----------------
Interest income
Loans                                    $ 1,519        $ (778)       $   741       $ 1,520          $ 238       $ 1,758
Securities available for sale              1,866            70          1,936          (384)           163          (221)
Securities held to maturity                  (80)           94             14          (134)             3          (131)
Other earning assets                         (46)          (88)          (134)          366              5           371
------------------------------------- ------------- -------------- ------------- -------------- ------------- ----------------
   Total Change                            3,259          (702)         2,557         1,368            409         1,777
------------------------------------- ------------- -------------- ------------- -------------- ------------- ----------------
Interest expense
Deposits                                     571          (724)          (153)          505             (8)          497
Borrowings                                 1,487            (9)         1,478           114            (19)           95
------------------------------------- ------------- -------------- ------------- -------------- ------------- ----------------
   Total Change                            2,058          (733)         1,325           619            (27)          592
------------------------------------- ------------- -------------- ------------- -------------- ------------- ----------------
   Net Change                            $ 1,201        $   31        $ 1,232       $   749          $ 436       $ 1,185
------------------------------------- ------------- -------------- ------------- -------------- ------------- ----------------

Note: Changes attributable jointly to volume and rate have been allocated proportionately.


Construction and Commercial Loans

                                                               1 Year              1-5            Over 5
  December 31, 1999 (in millions)                             or Less            Years             Years             Total
  ----------------------------------------------------- ----------------- ---------------- ----------------- -----------------
  Contractual maturity:
  Construction loans:
     Residential                                                $    -            $    -           $   .1            $   .1
     Commercial                                                    2.8               3.7              5.2              11.7
  Commercial loans                                                 7.4              10.0             58.1              75.5
  ----------------------------------------------------- ----------------- ---------------- ----------------- -----------------
           Total                                                $ 10.2            $ 13.7           $ 63.4            $ 87.3
  ----------------------------------------------------- ----------------- ---------------- ----------------- -----------------
  Interest rate sensitivity:
     Predetermined rates                                        $  2.5            $  7.7           $ 36.3            $ 46.5
     Variable rates                                                7.7               6.0             27.1              40.8
  ----------------------------------------------------- ----------------- ---------------- ----------------- -----------------
           Total                                                $ 10.2            $ 13.7           $ 63.4            $ 87.3
  ----------------------------------------------------- ----------------- ---------------- ----------------- -----------------


Securities Cost and Fair Value

                                                             1999                     1998                     1997
  --------------------------------------------- ------------ ------------ ------------ ------------ ------------ -------------
                                                Amortized         Fair    Amortized         Fair    Amortized         Fair
  December 31, (in thousands)                        Cost        Value         Cost        Value         Cost        Value
  --------------------------------------------- ------------ ------------ ------------ ------------ ------------ -------------
  Available for sale
  U.S. Government and agency                     $  6,751      $ 6,453     $ 16,694     $ 16,646     $ 18,081     $ 17,891
  U.S. Agency mortgage-backed                       2,936        2,884        2,312        2,333        5,366        5,391
  Other debt securities                            30,991       28,276       19,265       19,715        1,312        1,321
  Marketable equity                                16,364       13,560       17,724       18,681       16,710       18,296
  Non-marketable equity                             1,983        1,983        1,181        1,181          830          830
  --------------------------------------------- ------------ ------------ ------------ ------------ ------------ -------------
     Total available for sale                    $ 59,025      $53,156     $ 57,176     $ 58,556     $ 42,299     $ 43,729
  --------------------------------------------- ------------ ------------ ------------ ------------ ------------ -------------
  Held to maturity
  U.S. Government and agency                     $  1,971      $ 1,963     $  1,952     $  2,017     $  2,901     $  2,941
  U.S. Agency mortgage-backed                       6,752        6,673       12,095       12,089       15,214       15,224
  Other debt securities                            19,134       18,565        1,384        1,413        1,834        1,856
  --------------------------------------------- ------------ ------------ ------------ ------------ ------------ -------------
     Total held to maturity                      $ 27,857      $27,201     $ 15,431     $ 15,519     $ 19,949     $ 20,021
  --------------------------------------------- ------------ ------------ ------------ ------------ ------------ -------------